Exhibit 99.1

Oct. 22, 2022

CP disappointed in Court of King’s Bench of Alberta ruling in favor of Remington Development Corporation involving Calgary land sale, will appeal decision

Calgary – Canadian Pacific (TSX: CP) (NYSE: CP) today said it would appeal a decision issued by the Court of King’s Bench in the case of Remington Development Corporation v Canadian Pacific Railway Company and His Majesty the King in Right of Alberta, as represented by the Minister of Infrastructure and the Minister of Transportation.

CP was surprised and disappointed at this judgement, which CP considers to contain significant legal and factual errors related to both liability and damages. CP has strong grounds for appeal and will vigorously fight this decision.

On Oct. 20, 2022, the Court of King’s Bench of Alberta issued a 200-page decision saying CP was in breach of a 2002 contract with Remington Development Corporation involving the sale of land in Calgary, Alta. to the Province of Alberta. The decision states that Remington is entitled to $163,707,836 in damages from CP and the Province of Alberta, but did not indicate how the damages should be apportioned.

About Canadian Pacific

Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers with a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

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